Exhibit 99.1

                                 News Release

Contact:	Jerome J. Gassen
President and Chief Executive Officer
(765) 529-2230

AMERIANA BANCORP REPORTS THIRD QUARTER 2012 NET INCOME

OF $465,000 OR $0.16 PER SHARE

NEW CASTLE, Ind. (October 30, 2012) – Ameriana Bancorp (NASDAQ: ASBI), parent company for Ameriana Bank, today announced earnings for the third quarter of 2012 of $465,000, or $0.16 per basic and diluted share, compared with $298,000, or $0.10 per basic and diluted share, for the third quarter of 2011. This marked the 13th consecutive profitable quarter for Ameriana.

For the first nine months of 2012, Ameriana’s net income increased to $1.3 million, or $0.42 per basic and diluted share, compared with $689,000, or $0.23 per basic and diluted share, in the year-earlier period.

Commenting on the announcement, Jerome J. Gassen, President and Chief Executive Officer, said, “We were pleased to see several positive trends continue during the third quarter, which contributed to a 56% increase in net income compared with the same quarter last year. These trends included a solid net interest margin, which, while declining slightly from the year-earlier period, was still relatively stable. Also, credit quality continued to improve, as non-performing loans and losses and write-downs on other real estate owned declined. Lastly, our expense control efforts continued to reduce non-interest costs, which were 7% lower this quarter compared with the third quarter of last year. In addition to these factors, we also experienced an increase in loan demand during the third quarter, with growth in both mortgage and commercial lending.

“While our third quarter results continue to show progress in many of our focus areas, we remain concerned about the economic and regulatory environment we face,” Gassen continued. “The economy is not as strong as we would expect at this point, and the regulatory climate involves unprecedented uncertainty for community banks. Considering this, we recognize the recent pickup in loan volume may not be sustainable over the long term. Therefore, we will continue to focus on expense control and reducing overall credit costs as a way to buffer these risks.”

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ASBI Reports Third Quarter 2012 Results

October 30, 2012

The Bank recorded a provision for loan losses of $255,000 for the third quarter of 2012, which resulted in an allowance for loan losses to total loans ratio of 1.35% at September 30, 2012, compared with 1.33% at June 30, 2012, and 1.39% at September 30, 2011. Non-performing loans were 2.77% of total net loans at September 30, 2012, compared with 2.79% at the end of the second quarter of 2012, 2.82% at December 31, 2011, and 3.02% at September 30, 2011. Non-performing loans declined for the fourth consecutive quarter.

Ameriana Bancorp is a bank holding company. Through its wholly owned subsidiary, Ameriana Bank, the Company offers an extensive line of banking services and provides a range of investments and securities products through banking centers in the central Indiana area. Ameriana Bank owns Ameriana Insurance Agency, a full-service insurance agency, and Ameriana Financial Services, which offers securities and insurance products through LPL Financial (Member FINRA/SIPC).

This news release contains forward-looking statements within the meaning of the federal securities laws. Statements in this release that are not strictly historical are forward-looking and are based upon current expectations that may differ materially from actual results. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those anticipated by the statements made herein. These risks and uncertainties involve general economic trends, changes in interest rates, loss of deposits and loan demand to other financial institutions, substantial changes in financial markets, changes in real estate value and the real estate market, regulatory changes, possibility of unforeseen events affecting the industry generally, the uncertainties associated with newly developed or acquired operations, the outcome of pending litigation, and market disruptions and other effects of terrorist activities. For discussion of these and other risks that may cause actual results to differ from expectations, refer to the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, on file with the Securities and Exchange Commission, including the section entitled “Risk Factors.” The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unforeseen events, except as required under the rules and regulations of the Securities and Exchange Commission.

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ASBI Reports Third Quarter 2012 Results

October 30, 2012

AMERIANA BANCORP

Unaudited Financial Highlights

(In thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Interest income	$4,408	$4,673	$13,522	$14,262
Interest expense	947	1,187	3,002	3,779

Net interest income	3,461	3,486	10,520	10,483
Provision for loan losses	255	255	890	870

Net interest income after provision for loan losses	3,206	3,231	9,630	9,613
Other income	1,325	1,308	3,957	3,946
Other expense	3,914	4,227	11,968	12,938

Income before income taxes	617	312	1,619	621
Income tax (benefit)	152	14	356	(68)

Net income	$465	$298	$1,263	$689

Earnings per share:
Basic	$0.16	$0.10	$0.42	$0.23

Diluted	$0.16	$0.10	$0.42	$0.23

Weighted average shares outstanding:
Basic	2,989	2,989	2,989	2,989

Diluted	2,989	2,989	2,989	2,989

Dividends declared per share	$0.01	$0.01	$0.03	$0.03

Net interest margin (fully tax-equivalent basis)	3.59%	3.69%	3.68%	3.73%

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ASBI Reports Third Quarter 2012 Results

October 30, 2012

AMERIANA BANCORP

Unaudited Financial Highlights (Continued)

(In thousands, except per share amounts)

	Sept. 30, 2012	Dec. 31, 2011	Sept. 30, 2011
Total assets	$447,834	$429,791	$431,183
Cash and cash equivalents	24,722	9,709	26,440
Investment securities available for sale	44,266	43,847	40,535
Loans receivable	313,164	316,641	303,576
Allowance for loan losses	4,236	4,132	4,229

Loans, net	308,928	312,509	299,347
Allowance for loan losses as a percentage of loans receivable	1.35%	1.30%	1.39%
Non-performing loans	$8,557	$8,828	$9,055
Allowance for loan losses as a percentage of non-performing loans	49.5%	46.8%	46.7%
Deposits:
Non-interest-bearing	$52,383	$40,197	$39,846
Interest-bearing	305,539	297,053	303,040

	357,922	337,250	342,886

Borrowed funds	$45,810	$49,810	$45,810
Shareholders’ equity	36,190	34,505	34,201
Book value per share	12.11	11.54	11.44

Regulatory capital ratios for Ameriana Bank:
Tier 1 leverage ratio	9.14%	9.23%	8.84%
Tier 1 risk-based capital ratio	13.03%	12.32%	12.37%
Total risk-based capital ratio	14.30%	13.58%	13.64%

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